Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

The Glimpse Group, Inc.

We hereby consent to the incorporation by reference in the Registration Statements of the Glimpse Group, Inc. (the “Company”) on Form S-3 (#333-268027) and S-8 (#333-267642) of our report dated September 28, 2023, on the consolidated balance sheets of the Company as of June 30, 2023 and 2022, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended, as appearing in the annual report on Form 10-K of the Company for the year ended June 30, 2023.

/s/Hoberman & Lesser CPA’s, LLP

Hoberman & Lesser CPA’s, LLP

New York, New York

September 29, 2023